Filed with the Securities and Exchange Commission on July 2, 1999.
                      Securities Act Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                          GUM TECH INTERNATIONAL, INC.
             (Exact Name of registrant as specified in its Charter)

         Utah                              2067                     87-0842806
State of other jurisdiction of    Primary Standard Industrial      (IRS Employer
incorporation or organization       Classification Code No.         I.D. Number)

                              246 E. Watkins Street
                             Phoenix, Arizona 85004
                                 (602) 252-1617
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                              --------------------

                              Gary Kehoe, President
                          Gum Tech International, Inc.
                              246 E. Watkins Street
                             Phoenix, Arizona 85004
                                 (602) 252-1617
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                              --------------------
                        Copies of All Communications To:
                                Richard B. Stagg
                              Snell & Wilmer L.L.P.
                               One Arizona Center
                           Phoenix, Arizona 85004-0001
                                 (602) 382-6363

         Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of the Offering.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
================================================================================

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                       Proposed           Proposed
    Title of each                   Amount              maximum            maximum
 class of securities                 to be           offering price       aggregate             Amount of
  to be registered                registered(2)        per unit(2)      offering price(1)    registration fee
--------------------------------------------------------------------------------------------------------------

Common Stock, no par value      1,000,000 shares        $9.8125           $9,812,500            $2,727.88
==============================================================================================================

(1) In the event of a stock split, stock dividend, or similar transaction involving the registrant's common stock, in order to prevent dilution, the number of shares registered will be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE CANNOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                    SUBJECT TO COMPLETION DATED JULY 2, 1999


PROSPECTUS

                          GUM TECH INTERNATIONAL, INC.

                                  Common Stock
                                1,000,000 Shares


         Fisher Capital Ltd. and Wingate Capital Ltd. are offering to sell up to 1,000,000 shares of Gum Tech's common stock issuable upon conversion or redemption of 2,000 shares of Gum Tech's Series A Preferred Stock, conversion or redemption of up to $4,000,000 aggregate principal amount of its 8% Senior Secured Redeemable Notes, in lieu of cash payments of interest on the Notes, and upon exercise of warrants issued to the selling stockholders by Gum Tech. The selling stockholders may sell some or all of the common stock to new purchasers through ordinary brokerage transactions, directly to market makers of our shares, or through any of the other means described in the section entitled "Plan of Distribution" beginning on page 11.

         The selling stockholders will receive all of the proceeds from the sale of the common stock, less any brokerage or other expenses of sale incurred by them. We will receive up to $3,732,000 if the selling stockholders fully exercise their warrants. We are paying for the costs of registering the resale of the common stock and the shares underlying the warrants covered by this prospectus.

         Our common stock is traded on the Nasdaq National Market under the symbol "GUMM."

                           --------------------------

         BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 5. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF YOUR INVESTMENT.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SALE OF THE COMMON STOCK OR DETERMINED THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.



                  The date of this prospectus is ____________, 1999.

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----

Business....................................................................1
Risk Factors................................................................5
Use of Proceeds.............................................................8
Selling Stockholders........................................................9
Description of Securities..................................................10
Plan of Distribution.......................................................12
Legal Matters..............................................................13
Experts....................................................................13
Where You Can Find More Information........................................13

         You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

         The common stock is not being offered in any jurisdiction where the offer is not permitted.

         You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

                                    BUSINESS

SUMMARY

         Gum Tech develops and manufactures specialty chewing gum products for branded and private label customers, as well as products marketed under its own brand. Specialty chewing gums include vitamins, herbals, and active over-the-counter drug ingredients formulated to provide specific health-related benefits to the user. Gum Tech manufactures and continues to develop specialty chewing gums that are formulated to:

     *    promote oral hygiene and breath freshness;

     *    promote weight management;

     *    reduce pain;

     *    relieve indigestion;

     *    contribute to energy and endurance;

     *    reduce the risk of osteoporosis;

     *    reduce tobacco cravings; and

     *    relieve cold and flu symptoms.

         A substantial majority of Gum Tech's sales currently are attributable to products developed, manufactured and packaged by Gum Tech for marketing and sale by major branded and private label consumer products companies such as Breath Asure, Inc., Ranir/DCP, Inc., Heritage Consumer Products, Herbalife International, Inc., and Pharma-Green Ltd. Gum Tech also is actively involved in discussions with other major consumer product companies regarding the development and formulation of a variety of additional specialty chewing gum products.

         In 1998, following a significant management restructuring, Gum Tech changed its principal strategy from developing, manufacturing, and distributing its own branded and private label gum products to developing, manufacturing, and packaging specialty gum products for sale and distribution by major branded and private label customers that have the capital resources and distribution capability to promote and market specialty chewing gums on a large national and international scale. Gum Tech adopted this change in strategy primarily because it did not have the financial resources, name recognition, and distribution capability to successfully market and distribute its gums on a wide scale basis.

         Gum Tech operates the only stainless steel gum manufacturing facility in the United States registered with the Food and Drug Administration to produce over-the-counter (OTC) chewing gum products. Completed in 1996, Gum Tech believes this facility is the only facility in the United States that currently is capable of producing over-the-counter drugs in chewing gum form.

         Through a joint venture with BioDelivery Technologies, Inc. (formerly Gel Tech, Inc.), a California corporation, Gum Tech also is engaged in the manufacture, marketing and distribution of health-related products using a patent-pending, nasal gel technology. The initial product being developed and marketed by this joint venture is Zicam(TM), a nasal gel formula that has been formulated to reduce the severity and duration of the common cold.

         An initial internal study of Zicam has indicated that use of Zicam reduced the duration of the common cold from an average of 10-14 days to 1-3 days. To conduct additional clinical studies and further develop, manufacture, and market Zicam, Gum Tech and BioDelivery Technologies entered into an operating agreement under which both parties transferred their respective interests in the patent rights to the nasal gel technology in exchange for membership interests in Gel Tech LLC, an Arizona limited liability company. Gum Tech has a 60% interest in the capital and profits of the joint venture and parties affiliated with BioDelivery Technologies collectively own a 40% interest in the capital and profits of the joint venture. In addition, as contemplated by the operating agreement, Gum Tech contributed $3.5 million dollars to the joint venture, which will be repaid to Gum Tech prior to any distributions to other holders if Gel Tech is sold or otherwise liquidated. Because Zicam is in the initial stages of production and distribution, there can be no assurance that this product will be successful.

         Gum Tech was incorporated in Utah in 1991. Gum Tech's principal executive offices are located at 246 E. Watkins Street, Phoenix, Arizona and its telephone number is (602) 252-1617.

STRATEGY

         Gum Tech is pursuing the following business strategies:

     * CONTINUE TO RESEARCH AND DEVELOP NEW SPECIALTY GUM PRODUCTS. Gum Tech possesses considerable gum formulation expertise, and together with its existing and potential customers, is developing new products in the specialty chewing gum market. Gum Tech is uniquely positioned to manufacture over-the-counter gum products because it possesses the only stainless steel gum making facility in the United States registered with the FDA to produce over-the-counter chewing gum products.

     * PARTNER WITH MAJOR CONSUMER PRODUCT COMPANIES TO INCREASE SALES. Since early 1998, Gum Tech has pursued a strategy of partnering with major consumer products companies that have the financial resources and distribution capability to market and distribute specialty chewing gum products on a national scale. Gum Tech expanded these relationships significantly during 1998 with the addition of Breath Asure, Ranir/DCP, Heritage Consumer Products, Pharma-Green Ltd. (an Israeli company), and EcoDenT, among others.

     * IMPROVE MANUFACTURING OPERATIONS TO ENHANCE EFFICIENCY AND INCREASE PROFIT MARGINS. Gum Tech has recently expanded its operations, including adding personnel and additional packaging and coating equipment, to meet an expected increase in demand for several products. Following this expansion of operations, Gum Tech is continuing to take steps to increase its business and to lower the costs of manufacturing its gum products.

     * CONTINUE TO EFFECTIVELY MARKET GUM TECH BRANDED PRODUCTS. While Gum Tech has changed its principal strategy to focus on contract manufacturing for others, Gum Tech continues to support several of its own branded products and believes that these products and related marketing efforts provide a showcase for new product concepts and demonstrate Gum Tech's expertise in developing new gum formulations.

     * EFFECTIVELY MANAGE THE DEVELOPMENT AND GROWTH OF THE GEL TECH LLC JOINT VENTURE AND THE MANUFACTURING AND MARKETING OF ZICAM. Zicam is a new product that Gum Tech believes represents an opportunity for substantial growth in its revenues. In order to realize this growth in revenues, however, Gum Tech must effectively manage the development and growth of its joint venture with BioDelivery Technologies and Zicam must achieve significant market acceptance. In addition, Gum Tech has contributed $3.5 million to Gel Tech LLC to fund its initial capital requirements to develop, manufacture, and market Zicam, including the costs necessary to conduct an independent clinical study.

PRODUCT INFORMATION

     The table below describes certain information related to specific chewing gum products currently manufactured by Gum Tech for other consumer products companies.

     PRODUCT                          BENEFITS TO USER                            MARKET               DISTRIBUTED BY
     -------                          ----------------                            ------               --------------
Breath Asure Dental Gum(TM)    Promotes oral hygiene and breath freshness    Oral Care            Breath Asure
Private label dental gums      Promotes oral hygiene and breath freshness    Oral Care            Ranir/DCP
AcuTrim(R)                     Promotes weight management                    OTC drug             Heritage Consumer Products
Aspergum(R)                    Pain relief                                   OTC drug             Heritage Consumer Products
Chooz                          Antacid and prevents osteoporiasis            OTC drug             Heritage Consumer Products
Herbalife NRG(R)               Improves energy & endurance                   Dietary supplement   Herbalife
Herbalife Chew Slim(R)         Promotes weight management                    Dietary supplement   Herbalife
Pharma-Green seven varieties   Various                                       Dietary supplement   Pharma-Green Ltd.
Brain Gum(TM)                  Improves brain function                       Dietary supplement   KR Research, Inc.

Gum Tech also markets the following products under the Gum Tech brand: Ginseng, Chew & Soothe(R), CitrusSlim(R), Chromatrim(R), Calcium, Zone(TM), DentaHealth(R) and Love Gum(R).

MANUFACTURING AND PACKAGING

         The manufacture of specialty chewing gums involves:

     * storing bulk raw materials and "fine" raw materials, such as flavor, colors and active ingredients;

     *    producing and mixing the gum base in large stainless steel mixers;

     *    extruding the gum into selected sizes and shapes;

     *    coating the gum, generally with a sugarless coating solution;

     *    branding the product if required;

     *    packaging the gum in blister packages; and

     * packaging the blisters, according to customer specifications, for shipment.

         All of Gum Tech's gum products contain one or more active ingredients which are added either to the gum center in the mixing stage or included in the coating solution.

         Prior to commencing production of the chewing gum, Gum Tech records lot numbers for all ingredients, examines and files certificates of ingredients, performs quality control tests, and sanitizes equipment and utensils. Gum Tech personnel conduct additional quality control tests throughout the manufacturing process. Gum Tech manufactures its products in compliance with good manufacturing procedures requiring written standard operating procedures.

         Gum Tech manufactures all of its gum products, including those marketed and distributed by others. In 1998, Gum Tech added significantly to its coating and packaging capability and secured an additional gum rolling line to meet an anticipated increase in demand for its gums.

COMPETITION

         Although the specialty gum market is emerging as a market category distinct from the traditional, established chewing gum market, Gum Tech and the companies to whom it sells face significant competition in each of the four categories in which they operate. These categories include oral care products, OTC drugs, smoking cessation products, and dietary supplements. In the oral care products market, Gum Tech manufactures products for Breath Asure and Ranir/DCP, which compete directly with Arm & Hammer dental gum, Trident Advantage and V-6 dental gum. Gum Tech manufactures OTC drug-related gum products, including Aspergum, an analgesic, Chooz, an antacid/calcium supplement, and AcuTrim, a dietary gum. Each of these products competes generally with analgesics, antacids, and dietary products produced and marketed by major consumer products companies. Gum Tech is evaluating opportunities in the smoking cessation market, which is currently dominated by the Nicorette product marketed by Pharmacia and Upjohn. In the dietary supplement market, Gum Tech's various gum products compete with a large number of non-gum dietary supplement products.

         Competitive factors in the chewing gum industry include price, flavor, and name recognition resulting from media advertising. Gum Tech currently does not have the capital resources, marketing and distribution networks, product name recognition, and advertising budget to produce or introduce chewing gum brands that could compete effectively with the multi-national chewing gum manufacturers and large specialty chewing gum marketers. Accordingly, Gum Tech has adopted a strategy of partnering with major branded and private label customers that possess the resources and capabilities needed to market and distribute gum products on a wide scale basis.

         Gum Tech also faces significant competition from a large number of major drug companies involved in selling cold and flu products that will compete directly with Zicam. Most of these competitors have greater name recognition, more established brands, wider distribution capabilities and greater financial and marketing resources than Gum Tech.

FDA AND OTHER GOVERNMENT REGULATION

         Gum Tech is subject to various Federal, state and local laws affecting its business. All of Gum Tech's products are subject to regulation by the FDA, including regulations with respect to labeling of products, approval of ingredients in products, claims made regarding the products, and disclosure of product ingredients. In addition, some of Gum Tech's products are considered "drugs," which require that the manufacture of such products comply with "good manufacturing practices" mandated by the FDA, which prescribes specific requirements and procedures for the manufacture of FDA-regulated drug products. If Gum Tech fails to comply with these requirements and procedures, the FDA has the right to restrict the sale of or remove such products from the market. Gum Tech believes that all of its products comply with all regulatory requirements including the FDA manufacturing standards and practices for drug products.

         Advertising claims made by Gum Tech with respect to its products also are subject to the jurisdiction of the FDA and the Federal Trade Commission. In both cases, Gum Tech is required to obtain scientific data to support any advertising or labeling of health claims it makes concerning its products.

         In addition, Gum Tech's chewing gum manufacturing facility is subject to regulation by various governmental agencies including state and local licensing, zoning, land use, construction and environmental regulations and various health, sanitation, safety and fire codes and standards. Suspension of certain licenses or approvals, due to failure to comply with applicable regulations or otherwise, could interrupt Gum Tech's manufacturing operations. Gum Tech also is subject to federal and state laws establishing minimum wages and regulating overtime and working conditions.

TRADEMARKS, TRADE NAMES, AND PROPRIETARY RIGHTS

         Gum Tech owns a perpetual, exclusive U.S. license (and a non-exclusive license abroad) to use Microdent(TM), a plaque-reducing agent, in its coated chewing gum products. Microdent is the critical ingredient in the chewing gums manufactured and packaged by Gum Tech for Breath Asure and Ranir/DCP.

         Gum Tech routinely seeks trademark protection from the United States Patent Office ("USPO") and from similar agencies in foreign countries for chewing gum brands. Despite these protections, Gum Tech may not be able to successfully defend any trademarks granted to it against claims from or use by competitors. In addition, trademark applications may not be approved by the USPO or any similar foreign agency.

         Gum Tech considers some of its chewing gum formulations and processes to be proprietary in nature and relies upon a combination of nondisclosure agreements, other contractual restrictions and trade secrecy laws to protect this proprietary information. Despite these precautions, these steps may not be adequate to prevent misappropriation of Gum Tech's proprietary information and Gum Tech's competitors could independently develop chewing gum formulations and processes that are substantially equivalent or superior to those developed by Gum Tech.

EMPLOYEES

         As of June 30, 1999, the Company employed approximately 75 individuals, including 2 executive officers, 57 manufacturing and warehouse personnel, 4 research and development personnel, and 12 administrative/sales personnel.

                                  RISK FACTORS

         Prospective purchasers of Gum Tech's common stock should carefully consider the following risk factors and other information contained in this prospectus before purchasing shares of common stock. Information contained in this prospectus includes "forward-looking statements" which can be identified by the use of forward-looking words such as "believes", "expects", "may", "should" or "anticipates," or by discussions of trends or strategy. No assurance can be given that we will achieve the future results addressed by the forward-looking statements.

WE HAVE INCURRED SIGNIFICANT LOSSES AND MAY NOT BECOME PROFITABLE

         We began operations in February 1991 and have a limited operating history upon which potential investors may evaluate our performance. We reported significant losses for the last three years and for the first quarter of 1999. We can give no assurance that future operations will be profitable. The likelihood of our success must be considered relative to the problems, difficulties, complications and delays frequently encountered in connection with the development and operation of a new business, the significant change in strategy in early 1998, and the development and marketing of Zicam, a new product.

OUR RELIANCE ON A FEW CUSTOMERS MAY NEGATIVELY IMPACT OUR FINANCIAL RESULTS

         With our shift in strategy in early 1998 to a focus on contract manufacturing, Gum Tech has become very dependent for its current sales and future growth on a few customers. These customers include Herbalife, Breath Asure, Ranir, and Heritage Consumer Products. While the decision to partner with these firms relieves Gum Tech of the direct responsibility of marketing products, it does introduce a dependability on these customers to market their products. Further, we are at risk for their non-payment or late payment for amounts owed us. While Gum Tech intends to add to this portfolio of customers to reduce the risk of non-performance by any single customer, there can be no assurance that we will be successful in that effort.

OUR INABILITY TO PROVIDE SCIENTIFIC PROOF FOR PRODUCT CLAIMS MAY ADVERSELY AFFECT OUR SALES

         The marketing of certain of our chewing gum products involves claims that such products assist in weight loss, promote dental hygiene and the like. Under FDA and FTC rules, we are required to obtain scientific data to support any health claims we make concerning our products. Although we have not provided nor been requested to provide any scientific data to the FDA, we have obtained such scientific data for all of our products. There can be no assurance that the scientific data we have obtained in support of such claims will be deemed acceptable by the FDA or FTC, should either agency request any such data in the future. If we are unable to provide support that is acceptable by the FDA or the FTC, either agency could force us to stop making the claims in question or restrict us from selling the affected products.

FDA AND OTHER GOVERNMENT REGULATION MAY RESTRICT OUR ABILITY TO SELL
OUR PRODUCTS

         We are subject to various federal, state and local laws affecting our business. Our chewing gum products are subject to regulation by the FDA, including regulations with respect to labeling of products, approval of ingredients in products, claims made regarding the products, and disclosure of product ingredients. If we do not comply with these regulations, the FDA could force us to stop selling the affected products or incur substantial costs in adopting measures to maintain compliance with these regulations.

         Our advertising claims regarding our products are subject to the jurisdiction of the FTC as well as the FDA. In both cases we are required to obtain scientific data to support any advertising or labeling health claims we make concerning our products, although no pre-clearance or filing is required to be made with either agency. If we are unable to provide the required support for such claims, the FTC may stop us from making such claims or require us not to sell the related product.

         Our chewing gum manufacturing facility is subject to regulation by various governmental agencies, including state and local licensing, zoning, land use, construction, and environmental regulations and various health, sanitation, safety and fire codes and standards. Suspension of certain licenses or approvals, due to failure to comply with applicable regulations or otherwise, could interrupt our manufacturing operations.

         We are subject to federal and state laws establishing minimum wages and regulating overtime and working conditions. Since many of our personnel are paid at rates based on the federal minimum wage, an increase in such minimum wage will result in an increase in our labor costs.

UNANTICIPATED PROBLEMS ASSOCIATED WITH PRODUCT DEVELOPMENT COULD DELAY OR HINDER INTRODUCTION OF NEW PRODUCTS

         We may experience unanticipated difficulties in developing new products that could delay or prevent the introduction of those products. We may be dependent in the near future upon chewing gum products that are currently being developed. If we are unable to develop new chewing gum products on a timely basis, our business, operating results, and financial condition could be materially adversely affected.

WE MAY BE UNABLE TO SUCCESSFULLY EXPAND OUR OPERATIONS

         We intend to continue to expand our manufacturing and marketing operations. Expansion will place substantial strains on our newly retained management and our operational, accounting, and information systems. Successful management of growth will require us to improve our financial controls, operating procedures, and management information systems, and to train, motivate, and manage our employees.

         Failure to manage growth effectively would have a material adverse effect on the results of our operations and our ability to execute our business strategy.

TERMS OF SERIES A PREFERRED STOCK AND NOTES COULD DEPRESS THE PRICE OF OUR STOCK OR LEAD TO FORECLOSURE

         The terms of the Series A Preferred Stock and Notes issued to the selling stockholders in June 1999 contain a number of restrictive covenants that we must satisfy and that require repayment of the Series A Preferred Stock and Notes at various times during the two year period following the closing of that offering. We generally have the ability to make these payments in shares of stock rather than cash, which could depress the price of our common stock if demand for our shares does not meet the increased number of shares being sold into the market. In addition, failure to meet any of the restrictive covenants or failure or inability to pay the required amounts under the Series A Preferred Stock or the Notes when due will enable the selling stockholders to exercise a variety of remedies, including foreclosure of its security interests in substantially all the assets of Gum Tech. In that event, Gum Tech's operations and financial results will be severely and adversely affected and the price of our common stock could decline significantly.

THE LARGE NUMBER OF SHARES ELIGIBLE FOR IMMEDIATE AND FUTURE SALES MAY DEPRESS THE PRICE OF OUR STOCK

         Sales of substantial amounts of common stock in the open market or the availability of such shares for sale could adversely affect the market price for the common stock. Substantially all of our outstanding shares of common stock, as well as the shares underlying vested but unexercised warrants and options, have either been registered for public sale or may be sold under Rule 144 promulgated under the Securities Act. Therefore, all of these shares may be immediately sold by the holders. A substantial increase in the volume of trading in our stock may depress the price of our common stock.

WE MAY BE UNABLE TO PREVENT OTHERS FROM DEVELOPING SIMILAR PRODUCTS

         We routinely seek trademark protection from the United States Patent Office ("USPO") and from similar agencies in foreign countries for chewing gum brands. There can be no assurance that we will be able to successfully defend any trademarks or trade names against claims from or use by competitors or that trademark or trade name applications will be approved by the USPO or any similar foreign agency.

         We consider some of our chewing gum formulations and processes to be proprietary in nature and rely upon a combination of non-disclosure agreements, other contractual restrictions and trade secrecy laws to protect such proprietary information. There can be no assurance that these steps will be adequate to prevent misappropriation of our proprietary information or that our competitors will not independently develop chewing gum formulations and processes that are substantially equivalent or superior to our own.

THE PRICE OF OUR STOCK MAY CONTINUE TO BE VOLATILE

         The market price of our common stock has been highly volatile and may continue to be volatile in the future. Factors such as our operating results or public announcements may cause the market price of our stock to decline quickly. Market prices for securities of many small capitalization companies have experienced wide fluctuations in response to variations in quarterly operating results, general economic indicators and other factors beyond our control. The registration of the stock we are currently offering in this prospectus could increase the volatility of the common stock by increasing the number of shares of publicly traded common stock outstanding.

WE MAY INCUR SIGNIFICANT COSTS RESULTING FROM PRODUCT LIABILITY CLAIMS

         We are subject to significant liability should use or consumption of our products cause injury, illness or death. Although we carry product liability insurance, there can be no assurance that our insurance will be adequate to protect us against product liability claims or that insurance coverage will continue to be available on reasonable terms.

WE MAY REQUIRE ADDITIONAL FINANCING, WHICH MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS

         We may be required to seek additional debt or equity financing in the future in order to fund anticipated expansion of our manufacturing activities. There can be no assurance that such additional financing will be available on acceptable terms or at all. Any future equity financing may involve substantial dilution to the interests of our stockholders.

INABILITY TO RETAIN CURRENT MANAGEMENT COULD NEGATIVELY IMPACT OUR OPERATIONS

         Our operations are dependent upon our ability to hire and retain qualified management personnel and upon the continued services of our executive officers. The loss of the services of any of our executive officers, whether as a result of death, disability, or otherwise, could have a material adverse effect upon our business.

         We experienced significant management and Board changes in 1998, including the appointment of a new President and a new Chief Financial Officer. We have entered into employment agreements with our current executive officers and have applied for key man life insurance upon certain of their lives.

YEAR 2000 PROBLEMS MAY ADVERSELY AFFECT OUR OPERATIONS

         We recognize the potential business impacts related to the Year 2000 computer system issue and are implementing a plan to assess and improve our state of readiness with respect to such issues. The Year 2000 issue is one where computer systems may recognize the designation "00" as 1900 when it means 2000, resulting in system failure or miscalculations.

         In recognition of the Year 2000 issue, we have started a comprehensive review of all information technology and non-information technology systems that we use. This review includes testing and analysis and inquiries of third parties supplying information technology and non-information technology systems, computer hardware and software products and components, and other equipment to us.

         As a result of its review to date, we have determined that certain of our internal software systems may be inadequate for our future business needs, and may need to be updated, because of various considerations, including Year 2000 non-compliance. We expect to make necessary modifications or changes to our computer information systems related to Year 2000 non-compliance prior to the Year 2000. We believe the costs of modification to the current information technology systems will not have a material effect on our financial position or results of operations.

         At this time, we have not developed Year 2000 contingency plans, other than the review and remedial actions described above, and do not intend to do so unless we believe such plans are merited by the results of our continuing Year 2000 review.

         If we or the third parties with which we have relationships were to cease or not successfully complete Year 2000 remediation efforts, we could encounter disruptions to our operations that could have a material adverse effect on our business, financial condition, and results of operations. We also could be materially and adversely impacted by widespread economic or financial market disruption caused by Year 2000 computer system failures.

                                 USE OF PROCEEDS

         The selling stockholders will receive all of the proceeds from the sale of the common stock offered under this prospectus. If the selling stockholders exercise all of their warrants, Gum Tech will receive gross proceeds of approximately $3,732,000, which we anticipate would be used for general corporate purposes. The selling stockholders may or may not exercise any or all of the warrants.

                              SELLING STOCKHOLDERS

         The table below lists the selling stockholders and other information regarding the beneficial ownership of our common stock by each of the selling stockholders. The second column lists the number of shares of common stock that would have been issuable to each selling stockholder on July 2, 1999 assuming conversion of all of our Series A Preferred Stock, upon payment of the principal owed under the notes then held by that selling stockholder, and upon exercise of the warrants, without regard to restrictions on the number of shares that a selling stockholder may own at any time. Our conversion calculations in the second column assume a conversion price for our Series A Preferred Stock of approximately $9.44 (95% of the average of the closing bid prices of our common stock for the 20 consecutive trading days prior to July 2, 1999) and a conversion price for the notes of approximately $9.94 (the average of the closing bid prices of our common stock for the 20 consecutive trading days prior to July 2, 1999). The numbers listed in the second column are subject to fluctuations from time to time based on changes in the closing sale price of our common stock. The selling stockholders are offering all of the shares of common stock that they may acquire on conversion of our Series A Preferred Stock, upon payment of amounts owed under the notes, and upon exercise of the warrants, as indicated in the third column. As each selling stockholder resells shares of common stock, we will file prospectus supplements as necessary to update the number of shares of common stock that each selling stockholder intends to sell, reflecting prior resales and changes in the conversion price. The fourth column assumes the sale of all of the shares offered by each selling stockholder.

         Pursuant to the terms of the Securities Purchase Agreement, Gum Tech will not be obligated to issue more than 1,454,617 shares of common stock pursuant to the terms of the Series A Preferred Stock, the notes, and the warrants until such time as Gum Tech obtains the approval of its stockholders or receives a waiver from the National Association of Securities Dealers of the application of Rule 4310(c)(25)(H)(i)(d) to the transactions contemplated by the Securities Purchase Agreement. The information provided in the table below has been obtained from the selling stockholders. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."


  NAME OF SELLING       SHARES OWNED      MAXIMUM NUMBER        SHARES OWNED
    STOCKHOLDER        BEFORE OFFERING   OF SHARES OFFER(2)    AFTER OFFERING
    -----------        ---------------   ------------------    --------------
                                                             NUMBER   PERCENTAGE
                                                             ------   ----------
Fisher Capital Ltd.(1)     585,424            600,000          0          --
Wingate Capital Ltd.(1)    390,283            400,000          0          --

----------
(1) Citadel Limited Partnership is the trading manager of each of Fisher Capital Ltd. and Wingate Capital Ltd. (collectively, the "Citadel Entities") and consequently has voting control and investment discretion over securities held by the Citadel Entities. Kenneth C. Griffin indirectly controls Citadel Limited Partnership. The ownership for each of the Citadel Entities does not include the ownership information for the other Citadel Entity. Citadel Limited Partnership, Kenneth C. Griffin, and each of the Citadel Entities disclaims ownership of the shares held by the other Citadel Entities.

(2) Based on a pro rate allocation.

         We are registering the shares for resale by the selling stockholders in accordance with registration rights granted to the selling stockholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel and the selling security holders' counsel in connection with this offering, but the selling stockholders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares. In addition, we have agreed to indemnify the selling stockholders, underwriters that they may select, and certain affiliated parties against certain liabilities, including liabilities under the Securities Act, in connection with this offering. The selling stockholders have agreed to indemnify Gum Tech and our directors and officers, as well as any person that controls us, against certain liabilities, including certain liabilities under the Securities Act.

                            DESCRIPTION OF SECURITIES

         We are authorized to issue up to 20,000,000 shares of common stock and 1,000,000 preferred shares. As of June 5, 1999, 7,294,087 shares of common stock were issued, all of which were outstanding and none were held in our treasury; and a total of 2,000 shares of Series A Preferred Stock were issued and outstanding.

         Our Board of Directors has the authority, without further action by the shareholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any series of unissued shares of preferred stock and to determine the number of shares constituting any series and the designation of the series, without any further vote or action by the shareholders.

         The following summary of certain provisions of the common stock and Series A Preferred Stock does not purport to be complete and is subject to, and is qualified in its entirety by, our amended Articles of Incorporation, Restated Code of Bylaws, and by the provisions of applicable law.

COMMON STOCK

         The holders of our common stock are entitled to one vote per share on all matters on which shareholders are entitled to vote. Subject to the rights of holders of any class or series of shares, including preferred stock, having a preference over the common stock as to dividends or upon liquidation, the holders of our common stock are also entitled to dividends as may be declared by our Board of Directors out of funds that are lawfully available, and are entitled upon liquidation to receive pro rata the assets that are available for distribution to holders of common stock. Holders of the common stock have no preemptive, subscription, or conversion rights. The common stock is not subject to assessment and have no redemption provisions.

SERIES A PREFERRED STOCK

         We have authorized, issued and outstanding 2,000 of our Series A Preferred Stock. These shares have no par value per share and are automatically convertible on June 2, 2001 into common stock at a conversion price equal to 80% of the average trading price of the common stock during the 20 trading days prior to the maturity date. The conversion provisions are subject to adjustment if there is a stock split, dividend, distribution, reorganization, reclassification, merger, consolidation, share exchange, or other similar corporate transaction. Cumulative dividends on the shares accrue at the rate of 14% per annum and are payable in cash on June 30, September 30, December 31, and March 31 for each period during which the shares are outstanding. We may not pay dividends on the common stock or other series junior to these preferred shares unless all accrued dividends have been paid on the preferred shares. On liquidation, the holder of the preferred shares will be entitled to receive, before any distribution to holders of our common stock or other series junior to the preferred shares, liquidation distributions equal to the stated value of $1,000.00 per preferred share, accrued and unpaid dividends, and default interest on these unpaid dividends. We may redeem the Series A Preferred Stock at any time and must redeem at least 50% of the shares of Series A Preferred Stock by June 2, 2000, on at least 2 days written notice, at a redemption price equal to 110% of the stated value of the preferred shares plus accrued and unpaid dividends being redeemed. If we choose to effect any redemption in shares of common stock as opposed to cash, the price of the common stock will be based upon 95% of the average trading price during the 20 trading days prior to the date of redemption. The holders of the preferred shares have the right to call for a mandatory redemption of up to all of the outstanding preferred shares upon an event of default as described in our Certificate of Designations dated June 2, 1999 at a price of either $1,000 or $1,100 per share, depending on the nature of the event of default. The preferred shares have no voting rights except as otherwise provided by law or the Articles of Incorporation. Fisher Capital and Wingate Capital own all of the Series A Preferred Shares.

8% Senior Secured Redeemable Notes

         On June 2, 1999, we issued $4,000,000 in aggregate principal amount of 8% Senior Secured Redeemable Notes to Fisher Capital Ltd. and Wingate Capital Ltd. Pursuant to the terms of these notes, we must repay the principal amount on June 2, 2001, and pay interest on the unpaid balance at 8% per annum from June 2, 1999, payable quarterly on June 30, September 30, December 31, and March 31 of each year, commencing June 30, 1999 until the principal becomes due and payable. To the extent permitted by applicable law, upon the occurrence of an event of default, for the period from the date of the event of default to the date the event of default is either cured or waived, the interest on the unpaid balance of the notes will be increased to a rate of 15% per annum. We may prepay all or any part of the notes at any time on a pro-rata basis at a price equal to 110% of the principal amount so prepaid, plus accrued interest to the date of prepayment. Prepayment may be made in cash or by issuance of a number of shares of common stock determined by dividing the prepayment amount by the average of the closing bid prices of the Common Stock for the 20 consecutive trading days immediately preceding the date of the notice of prepayment.

Fisher Capital Ltd. and Wingate Capital Warrants

         On June 2, 1999, we issued Fisher Capital Ltd. and Wingate Capital Ltd. warrants to acquire a total of 300,000 shares of our common stock at an initial price of $12.44 per share. The warrants may be exercised by the holders at any time prior to June 2, 2002. The warrant exercise price and the number of shares of common stock issuable upon exercise of these warrants will be adjusted if we issue or sell any shares of common stock for a consideration per share less than the market price of the common stock for the five consecutive trading days immediately preceding the date of issue or sale. The holders of these warrants have a right to participate in any pro rata distribution of rights to purchase stock, warrants, securities, or other property to record holders of any class of our common stock. After June 2, 2000, we will have the right to redeem, on a pro rata basis, one-third, two-thirds, or all of the warrants on any day immediately following any 20 consecutive trading day period during which the closing bid price of our common stock exceeds $14.93, $19.90, or $24.88 respectively.

OPTIONS

STOCK OPTION PLAN

         Pursuant to our Stock Option Plan, we have issued or reserved for issuance options to acquire 1,013,750 shares of our common stock to our employees. All of the options issued to date have exercise prices equal to market price of the underlying common stock on the date the respective options were granted.

WHITEHILL ORAL TECHNOLOGIES

         Gum Tech has or will grant options to acquire up to 70,000 shares of common stock to the principals of Whitehill Oral Technologies. Options to acquire 25,000 shares were granted in June 1998 at the then market price of $11.44 per share. Options to acquire 25,000 shares will be granted in June 1999 at the then current market price. Options to acquire 20,000 shares will be granted in June 2000 at the then current market price.

LESSMAN OPTIONS

         Options to purchase 200,000 shares of common stock were granted to Andrew Lessman on October 30, 1997 in connection with a joint marketing arrangement. These options have an exercise price of $9.00 per share.

GEL TECH OPTIONS

         Options to purchase 190,000 shares of common stock were granted to the officers of Gel Tech, L.L.C. in May 1999 in conjunction with their employment agreements. These options have an exercise price of $9.61 per share.

WARRANTS

         In addition to the warrants issued to the selling stockholders, we have issued various warrants, including the following which are still outstanding:

1995 BRIDGE LOAN FINANCING

         In 1995, we issued warrants to acquire 290,000 shares of common stock at a purchase price of $2.00 per share in connection with our bridge loan financing.

1996 INITIAL PUBLIC OFFERING

         In 1996, we issued warrants to acquire up to 109,668 shares of common stock to the underwriters at a purchase price of $8.0625 per share in connection with our initial public offering. These warrants will expire on April 24, 2001.

INTERCONTINENTAL CAPITAL CORPORATION

         In connection with the financing by the selling stockholders, we issued warrants to acquire 60,000 shares of our common stock to Intercontinental Capital Corporation as partial payment of a finder's fee. Pursuant to these warrants, 30,000 shares may be purchased at $11.70 per share and 30,000 shares may be purchased at $15.00 per share.

ANTI-DILUTION OF OPTIONS AND WARRANTS

         The exercise price and number of shares purchasable upon exercise of our options and warrants are subject to adjustment upon the occurrence of a stock split, reverse stock split, or distribution to stockholders.

TRANSFER AGENT AND REGISTRAR

         The transfer Agent and Registrar for our common stock is Corporate Stock Transfer, Inc.

                              PLAN OF DISTRIBUTION

         The selling stockholders (or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest) may sell shares from time to time in public transactions, on or off the Nasdaq National Market, or in private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to, one or any combination of the following types of transactions:

          *    ordinary brokers' transactions;

          * transactions involving cross or block trades or otherwise on the Nasdaq National Market;

          * purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

          * "at the market" to or through market makers or into an existing market for the common stock;

          * in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

          * through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

          *    in privately negotiated transactions; or

          * to cover short sales, provided that the selling stockholders may not create or maintain a short position in our common stock at any time before June 2, 2000, and thereafter may do so only to the extent of the number of shares of our common stock represented by the warrants held by a selling stockholder.

         In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling stockholders also may sell shares short and deliver the shares to close out such short positions. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders also may pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

         Brokers, dealers, or agents may receive compensation in the form of commissions, discounts, or concessions from selling stockholders in amounts to be negotiated in connection with the sale. The selling stockholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting compensation.

         Information as to whether any underwriter that the selling stockholders may select, or any other broker-dealer, is acting as principal or agent for the selling stockholders, the compensation to be received by any underwriter that the selling stockholders may select or by any broker-dealer acting as principal or agent for the selling stockholders, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

         We have advised the selling stockholders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

         We will not receive any of the proceeds from the selling stockholders' sale of their common stock.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Snell & Wilmer, L.L.P., Salt Lake City, Utah.

                                     EXPERTS

         The financial statements included in our Annual Report on Form 10-KSB for the year ended December 31, 1998 which are incorporated by reference in the Registration Statement of which this Prospectus forms a part, have been audited by Angell & Deering, independent auditors, as stated in their report, and have been included in reliance upon their expertise in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         GOVERNMENT FILINGS: We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for more information about the Public Reference Rooms. Most of our filings are also available to you free of charge at the Commission's web site at http://www.sec.gov.

         STOCK MARKET: Our common stock is listed on the Nasdaq National Market and similar information can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         REGISTRATION STATEMENT: We have filed a registration statement under the Securities Act with the Commission with respect to the common stock offered under this prospectus. This prospectus is a part of the registration statement. However, it does not contain all of the information contained in the registration statement and its exhibits. You should refer to the registration statement and its exhibits for further information about Gum Tech and the common stock offered under this prospectus.

         INFORMATION INCORPORATED BY REFERENCE: The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We have filed the following documents with the Commission and they are incorporated by reference into this prospectus:

          * Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998;

          * Our Quarterly Report on Form 10-QSB for the three months ended March 31, 1999;

          * Our Quarterly Report on Form 10-QSB for the three months ended June 30, 1999;

          * Proxy Statement for our Annual Meeting of Stockholders held on July 17, 1998;

          * Description of common stock contained in our Registration Statement on Form SB-2 declared effective under the Securities Act on November 8, 1996 (File Number 333-14667);

          * Description of Series A Preferred Stock contained in our Form 8-K filed on June 9, 1999; (File Number 000-27646).

          * All other documents subsequently filed by Gum Tech International, Inc. pursuant to Sections 12, 13(a), 13(c), 14 and 15(d) of the Exchange Act.

Please note that all other documents and reports filed under Sections 13(a), 13(c), and 14 or 15(d) of the Exchange Act following the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this prospectus and to be made a part of it from the date of the filing of our reports and documents.

         You may request free copies of these filings by writing or telephoning us at the following address:

                  William J. Hemelt
                  Gum Tech International, Inc.
                  246 E. Watkins Street
                  Phoenix, Arizona 85004
                  (602) 252-1617

======================================    ======================================

We have  not  authorized  any  dealer,
sales representative,  or other person
to give any  information  or represent        GUM TECH INTERNATIONAL, INC.
anything   not   contained   in   this
prospectus.  You  must not rely on any
unauthorized     information.     This
prospectus  does not  offer to sell or
buy   any   common    stock   in   any
jurisdiction   where   it   would   be               ---------------
unlawful. Neither the delivery of this
prospectus nor any sale made hereunder                  PROSPECTUS
implies, under any circumstances, that
the  information  presented is correct               ---------------
after the date of this prospectus.

             ---------------

            TABLE OF CONTENTS
                                 Page
                                 ----
Business........................... 1
Risk Factors....................... 5
Use of Proceeds.................... 8
Selling Stockholders............... 9
Plan of Distribution...............10
Description of Securities..........12
Legal Matters......................13
Experts............................13
Where You Can Find More
   Information.....................13                  _________ ___, 1999

======================================    ======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.(1)

         SEC Registration Fee....................................... $ 2,728
         Printing Expenses.......................................... $ 5,000
         Legal Fees and Expenses.................................... $ 7,500
         Accounting Fees............................................ $ 4,000
         Miscellaneous Expenses..................................... $ 2,500
                                                                     -------
         TOTAL...................................................... $21,728
                                                                     =======

(1)  All expenses are estimated except the SEC Registration fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article 5 of the Registrant's Bylaws provides as follows:

                    "ARTICLE 5. INDEMNIFICATION OF DIRECTORS,
                         OFFICERS, AGENTS AND EMPLOYEES

      5.1 INDEMNIFICATION OF DIRECTORS AND OFFICERS. The corporation shall indemnify any individual made a party to a proceeding because the individual is or was a director or officer of the corporation, against liability incurred in the proceeding, but only if such indemnification is both (i) determined permissible and (ii) authorized, as such are defined in subsection (a) of this section 5.1 (Such indemnification is further subject to the limitation specified in subsection 5.1(c).)

          5.1(a) DETERMINATION AND AUTHORIZATION. The corporation shall not indemnify a director or officer under this section unless:

          (1) a determination has been made in accordance with the procedures set forth in section 16-10a-906(2) of the Act that the director or officer met the standard of conduct set forth in subsection
               (b) below; and

          (2) payment has been authorized in accordance with the procedures set forth in section 16-10a-906(4) of the Act based on a conclusion that the expenses are reasonable, the corporation has the financial ability to make the payment, and the financial resources of the corporation should be devoted to this use rather than some other use by the corporation.

         5.1(b) STANDARD OF CONDUCT. The individual shall demonstrate that:

          (1)  his or her conduct was in good faith; and

          (2) he or she reasonably believed that his or her conduct was in, or not opposed to, the corporation's best interests; and

          (3) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

         5.1(c) NO INDEMNIFICATION IN CERTAIN CIRCUMSTANCES. The corporation shall not indemnify a director or officer under this Section 5.1 of Article 5:

          (1) in connection with a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation; or

          (2) in connection with any other proceeding charging that the director or officer derived an improper personal benefit, whether or not involving action in his or her official capacity, in which proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.

         5.1(d) INDEMNIFICATION IN DERIVATIVE ACTIONS LIMITED. Indemnification permitted under this section 5.1 in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

         5.2 ADVANCE OF EXPENSES FOR DIRECTORS AND OFFICER. If a determination is made, following the procedures of section 16-10a-906(2) of the Act, that the director or officer has met the following requirements and if an authorization of payment is made following the procedures and standards set forth in section 16-10a-906(4) of the Act, then the corporation shall pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding, if:

          5.2(a) the director or officer furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the standard of conduct described in section 5.1;

          5.2(b) the director or officer furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

          5.2(c)a determination is made that the facts then known to those making the determination would not preclude indemnification under section 5.1 of these bylaws or Part 9 of the Act.

         5.3 INDEMNIFICATION OF AGENTS AND EMPLOYEES WHO ARE NOT DIRECTORS OR OFFICERS. The board of directors may indemnify and advance expenses to any employee or agent of the corporation who is not a director or officer of the corporation to any extent consistent with public policy, as determined by the general or specific actions of the board of directors.

         5.4 INSURANCE. By action of the board of directors, notwithstanding any interest of the directors in such action, the corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary or agent of the corporation, against any liability asserted against or incurred by such person in that capacity or arising from such person's status as a director, officer, employee, fiduciary or agent, whether or not the corporation would have the power to indemnify such person under the applicable provisions of the Act."

ITEM 16.  EXHIBITS.

     (a)  Exhibits

      Exhibit No.                       Title
      -----------                       -----

         3.1 Certificate of Incorporation of the Registrant and Amendments thereto (2)

         3.2 Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Gum Tech International, Inc. dated June 2, 1999 (1)

         3.3      Bylaws of the Registrant (2)

         4.1 Form of Warrant granted to Fisher Capital, Ltd. and Wingate Capital, Ltd. on June 2, 1999 (1)

         4.2      Registration   Rights   Agreement  by  and  between  Gum  Tech
                  International, Inc., Fisher Capital, Ltd. and Wingate Capital, Ltd. dated June 2, 1999 (1)

         5.1      Opinion of Snell & Wilmer L.L.P.

         10.1     Securities Purchase Agreement dated June 2, 1999 (1)

         23.01    Consent of Angell & Deering


(1) Incorporated by reference to the Registrant's Current Report on Form 8-K, file number 000-27646, filed June 2, 1999.

(2) Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB filed on May 17, 1999, file number 000-27646.

ITEM 17. UNDERTAKINGS.

         The Registrant hereby undertakes:

         (a) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

         (c) That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

         (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (e) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Phoenix, Arizona, on July 1, 1999.

                                        GUM TECH INTERNATIONAL, INC.



                                        By /s/ Gary S. Kehoe
                                           ------------------------------
                                           Gary S. Kehoe
                                           President and Director

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                               Title                           Date
---------                               -----                           ----

/s/ Bruce A. Jorgensen        Chairman of the Board of Directors    July 1, 1999
--------------------------
    Bruce A. Jorgensen


/s/ William D. Boone          Director                              July 1, 1999
--------------------------
    William D. Boone


/s/ William J. Hemelt         Secretary, Chief Financial Officer    July 1, 1999
--------------------------    (Principal Financial Officer),
    William J. Hemelt         Principal Accounting Officer


/s/ W. Brown Russell, III     Director of Legal and Investor        July 1, 1999
--------------------------    Relations, and Director
    W. Brown Russell, III


/s/ William A. Yuan           Director                              July 1, 1999
--------------------------
    William A. Yuan

                                  EXHIBIT INDEX


    Exhibit No.                           Title
    -----------                           -----

         3.1 Certificate of Incorporation of the Registrant and Amendments thereto (2)

         3.2 Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Gum Tech International, Inc. dated June 2, 1999 (1)

         3.3      Bylaws of the Registrant (2)

         4.1 Form of Warrant granted to Fisher Capital, Ltd. and Wingate Capital, Ltd. on June 2, 1999 (1)

         4.2      Registration   Rights   Agreement  by  and  between  Gum  Tech
                  International, Inc., Fisher Capital, Ltd. and Wingate Capital, Ltd. dated June 2, 1999 (1)

         5.1      Opinion of Snell & Wilmer L.L.P.

         10.1     Securities Purchase Agreement dated June 2, 1999 (1)

         23.01    Consent of Angell & Deering

(1) Incorporated by reference to the Registrant's Current Report on Form 8-K, file number 000-27646, filed June 2, 1999.

(2) Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB filed on May 17, 1999, file number 000-27646.